Exhibit 10.1
[KORE LETTERHEAD]
_________ [•], 2025

Via Email

[NAME]
[ADDRESS]

Re: Retention Bonus

Dear [NAME]:
The Board of Directors (the “Board”) of KORE Group Holdings, Inc. (“KORE”) has formed a Special Committee to consider and evaluate a potential strategic transaction involving KORE. We consider your continued service and dedication to KORE and its affiliates (the “Company”) essential to our business and the five-year growth plan earlier implemented by the Board and KORE management. To incentivize you to remain employed with the Company and to address any concerns about your job security, we are pleased to offer you a retention bonus, as described in this letter agreement.
In recognition of your continued service with the Company until the eighteen (18)-month anniversary of the date of this letter (the “Retention Period”), you are eligible to receive a retention bonus in the amount of [AMOUNT], less all applicable withholdings and deductions required by law (the “Retention Bonus”), subject to the terms set forth in this letter agreement.
You will receive the Retention Bonus if all of the following eligibility criteria are satisfied:
1.You are in material compliance with the terms and conditions of your Employment Agreement, dated as of [DATE], between you and the Company (the “Employment Agreement”) through the Retention Period.
2.You are actively employed by the Company on a continuous basis other than for an approved leave of absence or other leave with the legal right to return to employment from the date of this letter agreement until the last day of the Retention Period.
3.Prior to payment, the Company has not given you notice of its intent to terminate your employment for Cause (as defined in the Employment Agreement) and Cause does not otherwise exist for termination of your employment whether or not the Company terminates your employment for Cause.
If you satisfy the terms for payment of the Retention Bonus, the Company will pay you the Retention Bonus, net of applicable withholdings and deductions required by law, within sixty (60) days after the end of the Retention Period. Notwithstanding the continued employment requirement above, if your employment is terminated prior to the end of the Retention Period by the Company without Cause or by you for Good Reason (as defined in the Employment Agreement), the Company will pay you the Retention Bonus, net of applicable withholdings and deductions required by law, within sixty (60) days after the date of termination of your employment, provided (i) you have been in material compliance with the terms and conditions of your Employment Agreement from the date of this letter agreement through the time of termination of your employment, (ii) you are actively employed by the Company on a continuous basis other than for an approved leave of absence or other leave with the legal right to return to employment from the date of this letter agreement through the time of termination of your employment, (iii) prior to the time of payment, the Company has not given you notice of its intent to terminate your employment for Cause (as defined in the Employment Agreement) and Cause does not otherwise exist for termination of your employment whether or not the Company terminates your employment for Cause, and (iv) you provide the release required by the terms of your Employment Agreement in connection with the termination of your employment with the Company within the time set forth in your Employment Agreement.
For avoidance of doubt, if your employment is terminated prior to the end of the Retention Period by the Company with Cause, you resign your employment other than for Good Reason, or your employment terminates on account of your death or disability, you forfeit your right to receive the Retention Bonus.
Nothing in this letter agreement confers on you any right to continued employment with the Company or any of its affiliates or successors.
Payments made to you under this letter agreement are intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with that intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter agreement comply with or are exempt from Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that you may incur due to non-compliance with Section 409A.
This letter agreement contains all of the understandings and representations between the Company and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede or replace the terms of your Employment Agreement, which shall remain in full force and effect. This letter agreement may not be amended or modified unless in writing signed by both an executive officer of KORE (other than you) and you.
This letter agreement shall be governed by the laws of the State of Georgia, USA, without regard to conflict of law principles.
Please sign and date this letter agreement and return the signed copy via electronic signature to [NAME] by [DATE] to confirm and acknowledge your agreement with the terms of your Retention Bonus.
We look forward to your continued employment with us.

Very truly yours, KORE Group Holdings, Inc.
By: __________________
Agreed to and accepted by:
_____________ [NAME] Date: _____________

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